Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS

Net Sales Decrease 3%; EPS $0.24

SAN FRANCISCO – November 17, 2005 – Gap Inc. (NYSE: GPS) today reported that net earnings for the third quarter, which ended October 29, 2005, of $212 million, or $0.24 per share on a diluted basis, decreased from $265 million, or $0.28 per share, for the same period last year.

Third quarter net sales were $3.9 billion, compared with $4.0 billion for the same period last year. Comparable store sales decreased 7 percent, compared with a decrease of 1 percent in the third quarter of the prior year.

“Our third quarter results were unacceptable,” said Gap Inc. CEO and President Paul Pressler. “However, the issues we face today are fixable and we are aggressively executing plans to provide more compelling product and exceptional store experiences for our customers.”

Store Sales Results By Division

The following table represents the company’s third quarter comparable store sales and net sales by division:

	Third Quarter Comparable Store Sales		Third Quarter Net Sales
	2005	2004	2005	2004
Gap North America	-4%	Flat	$1.4 billion	$1.4 billion
Banana Republic North America	-7%	+3%	$537 million	$538 million
Old Navy North America	-8%	-1%	$1.6 billion	$1.7 billion
International	-10%	-10%	$324 million	$340 million

Additional Results and 2005 Outlook

Earnings

Month-to-date traffic trends have continued to deteriorate beyond anticipated levels. As a result, the performance of the first holiday flows is below expectations. Therefore, the company revised its guidance for fiscal year 2005 earnings per share to $1.12 to $1.17, down from $1.30 to $1.34.

Cash and Debt

The company ended the third quarter with $2.3 billion in cash and investments, of which $75 million was restricted. This represents $1.8 billion more in cash and investments than funded debt. For the 39 weeks ended October 29, 2005, free cash flow was an outflow of $120 million, compared with an inflow of $156 million last year. The company now expects to generate $800 million to $900 million in free cash flow, down from its previous guidance of at least $1 billion in fiscal 2005. Please see the reconciliation of free cash flow to the GAAP financial measure in the table at the end of this release.

Share Repurchases

During the third quarter, the company repurchased 9.9 million shares for $188 million. Since October 2004, the company has utilized $2.7 billion to repurchase 129 million shares. At the end of the third quarter, the company’s outstanding shares were 872 million.

Dividend

The company declared a dividend during the third quarter, doubling the prior year amount from $0.0222 to $0.045 per share.

Margins

Gross margins declined 4.0 points in the third quarter compared to the prior year, due primarily to increased promotions and markdown driven by disappointing customer response to fall product. The operating margin for the third quarter was 8.8 percent compared with 11.5 percent for the same period last year. The company now expects full year 2005 operating margins of about 10 to 10.5 percent, down from its previous guidance of about 11.5 percent.

Inventory

Gap Inc. reported that inventory per square foot was down 7 percent at the end of the third quarter as compared to a 1 percent increase in the third quarter of the prior year. Inventory per square foot at the end of the fourth quarter is still expected to be flat, compared with a 6 percent increase last year. Inventory per square foot at the end of the first quarter 2006 is expected to be down in the low single digits, compared with a 5 percent increase in the first quarter of the prior year.

Interest Expense

The company now expects full year 2005 gross interest expense to be about $50 million, down from its previous guidance of about $55 million.

Depreciation and Amortization

Gap Inc. reiterated that it expects depreciation and amortization expense for fiscal year 2005 to be about $550 million.

Capital Expenditures

Fiscal year to date capital expenditures were approximately $448 million compared with $294 million last year. The company reiterated that it expects its full-year 2005 capital spending to be about $625 million.

Effective Tax Rate

The company’s tax rate for the third quarter 2005 was 39.6 percent. The effective tax rate is still expected to be 38 percent to 39 percent for fiscal 2005.

Real Estate

Through October 29, 2005, the company opened 99 store locations and closed 11. Net square footage for the third quarter increased 3 percent compared to the same period last year. For fiscal 2005, the company now expects to open about 195 store locations, up from its previous guidance of 190, weighted toward Old Navy. Furthermore, the company now expects to close about 145 store locations, up from its previous guidance of 140, weighted toward Gap North America. Net square footage is still expected to increase 3 percent for fiscal 2005.

The following table represents the number of store location openings and closings, and square footage by brand.

	October 29, 2005
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,385	22	(5)	1,402	13.1
Banana Republic North America	473	22	—	495	4.1
Old Navy North America	921	43	(6)	958	18.4
International	250	7	—	257	2.5
Forth & Towne	—	5	—	5	0.1

Total	3,029	99	(11)	3,117	38.2

	October 30, 2004
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,455	7	(4)	1,458	13.4
Banana Republic North America	447	13	(1)	459	3.9
Old Navy North America	853	38	(4)	887	17.3
International	244	3	—	247	2.4

Total	2,999	61	(9)	3,051	37.0

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s third quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, Cynthia Harriss, President of Gap Brand, and Jenny Ming President of Old Navy to discuss details on the business.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Investors – Financials section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and will be archived on gapinc.com.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) earnings per share for 2005; (ii) free cash flow for 2005; (iii) operating margins for 2005; (iv) year over year change in inventory per square foot at the end of the fourth quarter of 2005 and the end of the first quarter of 2006; (v) gross interest expense in 2005; (vi) depreciation and amortization expense for 2005; (vii) capital expenditures for 2005; (viii) effective tax rate for 2005; (ix) store openings and closings in 2005 and weightings by brand; and (x) real estate square footage for 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of November 17, 2005 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations: Mark Webb (415) 427-2161	Media Relations: Kris Marubio (415) 427-1798

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	October 29, 2005	October 30, 2004 (As Restated) (b)
ASSETS
Current Assets
Cash and equivalents	$1,372	$2,214
Short-term investments	840	514
Restricted cash (a)	75	1,015

Cash and equivalents, short term investments and restricted cash	2,287	3,743
Merchandise inventory	2,546	2,629
Other current assets	594	387

Total Current Assets	5,427	6,759
Property and equipment, net	3,289	3,411
Other assets	355	369

Total Assets	$9,071	$10,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,373	$1,439
Accrued expenses and other current liabilities	827	986
Income taxes payable	36	27

Total Current Liabilities	2,236	2,452
Long-Term Liabilities
Long-term debt	513	513
Senior convertible notes	—	1,380
Lease incentives and other liabilities	933	1,031

Total Long-Term Liabilities	1,446	2,924
Total Shareholders’ Equity	5,389	5,163

Total Liabilities and Shareholders’ Equity	$9,071	$10,539

(a)	Restricted cash at October 30, 2004 represents the restriction of cash that backs our letter of credit agreements.

(b)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(in millions except per share amounts, shares in thousands)	October 29, 2005	(As Restated) (a) October 30, 2004	October 29, 2005	(As Restated) (a) October 30, 2004
Net sales	$3,860	$3,980	$11,202	$11,369

Cost of goods sold and occupancy expenses	2,497	2,414	6,974	6,792

Gross profit	1,363	1,566	4,228	4,577
Operating expenses	1,023	1,099	2,995	3,113
Loss on early retirement of debt	—	10	—	105
Interest expense	8	38	38	134
Interest income	(19)	(15)	(67)	(40)

Earnings before income taxes	351	434	1,262	1,265
Income taxes	139	169	487	493

Net earnings	$212	$265	$775	$772

Weighted-average number of shares - basic	875,086	902,039	886,608	900,701
Weighted-average number of shares - diluted	881,714	997,620	912,773	998,817

Earnings per share - basic	$0.24	$0.29	$0.87	$0.86
Earnings per share - diluted	0.24	0.28	0.86	0.81

(a)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Number of store locations open at end of period	3,117	3,051
Total square footage at end of period	38,188,120	37,049,852

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Thirty-Nine Weeks Ended October 29, 2005	Thirty-Nine Weeks Ended October 30, 2004 (As Restated) (c)
Cash Flows from Operating Activities:
Net earnings	$775	$772
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (d)	424	457
Other non-cash reconciling adjustments	(25)	38
Deferred income taxes	(86)	(38)
Changes in operating assets and liabilities:
Merchandise inventory	(737)	(910)
Other assets	(90)	(39)
Accounts payable	130	186
Accrued expenses and other liabilities	(45)	44
Income taxes payable, net	(102)	(152)
Lease incentives and other liabilities	84	92

Net cash provided by operating activities	328	450

Cash Flows from Investing Activities:
Purchase of property and equipment	(448)	(294)
Proceeds from sale of property & equipment	21	—
Purchase of short term investments	(1,364)	(1,139)
Maturities of short term investments	1,350	1,698
Purchase of long term investments	(100)	—
Maturities of long term investments	100	—
Restricted cash (a)	940	336
Net decrease in other assets	31	3

Net cash provided by investing activities	530	604

Cash Flows from Financing Activities:
Payments of long-term debt (b)	—	(871)
Issuance of common stock (b)	90	103
Purchase of treasury stock, net of reissuances	(1,673)	(273)
Cash dividends paid	(141)	(60)

Net cash used for financing activities	(1,724)	(1,101)

Effect of exchange rate fluctuations on cash	(7)	—

Net decrease in cash and equivalents	(873)	(47)
Cash and equivalents at beginning of year	2,245	2,261

Cash and equivalents at end of period	$1,372	$2,214

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

(b)	Does not include the non-cash conversion of our senior convertible debt of $1.3 billion to 85,143,950 shares of common stock in March 2005.

(c)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see Note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

(d)	Depreciation and amortization includes the amortization of lease incentives.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

(In millions)	Thirty-Nine Weeks Ended October 29, 2005
Net cash provided by operating activities	$328
Net cash provided by investing activities	530
Net cash used for financing activities	(1,724)
Effect of exchange rate fluctuations on cash	(7)

Net decrease in cash and equivalents	(873)

Net cash provided by operating activities	$328
Less: Purchase of property and equipment	(448)

Free Cash Flow (a)	$(120)

(In millions)	Thirty-Nine Weeks Ended October 30, 2004 (As Restated) (b)
Net cash provided by operating activities	$450
Net cash provided by investing activities	604
Net cash used for financing activities	(1,101)
Effect of exchange rate fluctuations on cash	—

Net decrease in cash and equivalents	(47)

Net cash provided by operating activities	$450
Less: Purchase of property and equipment	(294)

Free Cash Flow (a)	$156

RECONCILIATION OF GAP INC.’S EXPECTATION OF $800 to $900 MILLION IN FREE CASH FLOW FOR FISCAL 2005 TO GAAP FINANCIAL MEASURES

(Range in millions)	Fifty-Two Weeks Ending January 29, 2006
Minimum net cash provided by operating activities	$1,425	$1,525
Less: Estimated net purchase of property and equipment	(625)	(625)

Free cash flow (a)	$800	$900

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how profitable a company is on a cash basis after the deduction of capital expenses, as most companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.

(b)	For discussion of the restatement relating to the accounting for operating leases with scheduled rent and tenant allowances, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.